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Tortoise QuickTake
Private Energy Transition Podcast

September 10, 2020

The information herein includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this presentation, regarding Tortoise Acquisition Corp.’s proposed acquisition of Hyliion Inc., Tortoise Acquisition Corp.’s ability to consummate the transaction, the benefits of the transaction and the combined company’s future financial performance, as well as the combined company’s strategy, future operations, estimated financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used herein, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Tortoise Acquisition Corp. and Hyliion Inc. disclaim any duty to update any forward looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date hereof. Tortoise Acquisition Corp. and Hyliion Inc. caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of either Tortoise Acquisition Corp. or Hyliion Inc. In addition, Tortoise Acquisition Corp. cautions you that the forward-looking statements contained herein are subject to the following factors: (i) the occurrence of any event, change or other circumstances that could delay the business combination or give rise to the termination of the agreements related thereto; (ii) the outcome of any legal proceedings that may be instituted against Tortoise Acquisition Corp. or Hyliion Inc. following announcement of the transactions; (iii) the inability to complete the business combination due to the failure to obtain approval of the shareholders of Tortoise Acquisition Corp., or other conditions to closing in the transaction agreement; (iv) the risk that the proposed business combination disrupts Tortoise Acquisition Corp.’s or Hyliion Inc.’s current plans and operations as a result of the announcement of the transactions; (v) Hyliion Inc.’s ability to realize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of Hyliion to grow and manage growth profitably following the business combination; (vi) costs related to the business combination; (vii) changes in applicable laws or regulations; and (viii) the possibility that Hyliion Inc. may be adversely affected by other economic, business, and/or competitive factors. Should one or more of the risks or uncertainties described herein, or should underlying assumptions prove incorrect, actual results and plans could different materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in Tortoise Acquisition Corp.’s periodic filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Tortoise Acquisition Corp.’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Ed Russell:

Hello everyone, and thanks for joining us today. I’m Ed Russell, senior managing director at Tortoise Capital Advisors. By now, you have likely seen the news that Tortoise Acquisition Corp., a special purpose acquisition company, commonly referred to as a SPAC, that Tortoise took public earlier last year announced that it has plans to merge and take public Hyliion, a leading provider of electrified powertrain solutions. Today, I’m joined by Thomas Healey, founder and CEO of Hyliion, Vince Cubbage, CEO and Chairman of Tortoise Acquisition Corp., and Stephen Pang, CFO and Director of Tortoise Acquisition Corp. Vince, let’s start with you. Can you take a step back and go over the SPAC and give us some mechanics on the transaction and the proposed deal?

Vince Cubbage:

Yes, sure, Ed. I think it’s important to start with the SPAC itself. We took that public last year. We raised approximately $233 million, and that money is sitting in a trust account waiting to be merged with or to acquire a target company in a transaction that’s referred to as an Initial Business Combination.

As we identified Hyliion, we were looking for a place where our capital could be combined with a company and could be deployed by that company to fund future growth. And the mechanics is Hyliion will actually merge with and into our publicly listed company. And then we’ll change our name to Hyliion Holdings Corp., and the ticker of our stock will change from SHLL today to Hyliion’s ticker, which will be HYLN.

© 2020 Tortoise	www.tortoiseadvisors.com

Ed Russell:

Thanks Vince. Stephen, can you talk a little bit about the evolution in Tortoise? I mean, this is a big shift from midstream energy to electric vehicles powered by natural gas.

Stephen Pang:

Yeah, sure, Ed. At Tortoise, we’ve been focused on energy evolution over the last several years and the role that natural gas can play as a cleaner fuel source for the world to lower emissions and decarbonize. When we set upon the search for the SPAC, we really thought about the Teal Deal as really a segue for us to target specific companies that focus on this effort.

Ed Russell:

Thank you, Stephen. Vince, what is it about Hyliion that convinced you that this was the right opportunity for the SPAC?

Vince Cubbage:

Well, throughout our SPAC search we’d been very disciplined about the type of company we were looking for. You know, there’s both the sector that it’s operating in, which we think was important with the direction that we were taking Tortoise as a firm with this initiative, as well as the specific attributes of the company. And in Hyliion’s case, they fit both of those very well. Our focus on natural gas and renewable natural gas, and the transition to a lower emission transportation sector was really central to their products solution thesis. And the company itself was looking for capital to grow its business, not to cash out, and not to create an opportunity for existing investors to leave, but was looking for new investors to come in and really take the company passed its inflection point into where it is heading with its products.

Ed Russell:

All right. Great. Thanks Vince. Thomas, let’s get to you. Can you tell us a little bit about Hyliion and how it came to be, and what’s its mission?

Thomas Healey:

The mission of Hyliion is to be the leading powertrain provider of electrified solutions for the commercial vehicle sector. We’re at a point today where over the last decade, we’ve seen a tremendous amount of shift towards electrification in the passenger car space. And we’re now starting to see that same exact shift take place in the commercial vehicle, long haul trucking space, with the big semi trucks you see going down the highways across the country.

Hyliion’s approach is to provide the actual electrified powertrain to the existing OEMs, to ship in new vehicles, to fleets across the country. And we intend to make this product not only a North American solution, but also an international global solution for fleets. And really keeping to the focus of bringing electrified solutions to the fleets out there, but making sure that it really fits into their business model. And we’re not asking them to really go change their entire fleet in order to be able to adopt this new advanced power train.

Ed Russell:

Thanks, Thomas. Why did you decide to go the SPAC route to enter the public market?

Thomas Healey:

Early this year we decided that we were going to go out and do another financing round. We looked at both keeping the company private as well as going public. But then when we met the Tortoise SPAC team, it really was clear that going down the SPAC transaction going public was going to be the right approach for us. It had a few benefits that really made this being the right decision. The first was, we were able to bring in enough capital to fully fund the business plan to complete developments and transition to commercialization. Also, we see that going public is really going to help us in the industry with positioning of Hyliion and keeping us as a dominant player in bringing electrified solutions to the market.

But one of the most important things for us, as we looked at doing this deal, was really the team that was sitting across the table from us, the team that we were going to be going down this journey with. And we found a lot of similarities with the Tortoise SPAC team, with the Hyliion team as well, in terms of how we approach problems, how we look at opportunities. And really had the same kind of thought process and mentality towards how are we going to go change the trucking industry and evolve it, and bring these electrified solutions to market. And that really is what set Tortoise apart from some of the other transactions we were looking at and ultimately why we felt as though this was by far the best path forward for Hyliion.

© 2020 Tortoise	www.tortoiseadvisors.com

Ed Russell:

Great. Thank you. One question we get from advisors is, “Do they have trucks on the road?” And I think what they want is kind of a simple layout of what’s on the road today and what’s expected in 2021 through 2023. Can you walk us through your two products and where they’re at in their development?

Thomas Healey:

Hyliion has more electrified Class 8 semi-trucks out on the road than any other company has. And even though we’re still in our early rollout of the hybrid product, we’ve got the first mover advantage with Hyliion. As you mentioned, we do have two separate products that we will be shipping. The first is our Hybrid Electric Solution, which is really an add-on to the existing powertrain on the vehicle that effectively makes the truck like a Toyota Prius and reduces the fuel consumption. We also have our Hypertruck ERX powertrain, which is now a completely new powertrain for the vehicle. It’s a purely electric drive vehicle, but as opposed to plugging the batteries into the grid to recharge, we now actually utilize a natural gas, and specifically renewable natural gas generator, under the hood that can recharge the batteries up as you’re going.

We’ll be launching our Hypertruck ERX product in 2021 with fleets and then going into volume production in 2022. And we’re looking to have thousands of units on the road by 2023.

Ed Russell:

Great. Good segue to the next question is it appears your public comp universe is primarily Tesla and Nikola. Can you talk about your competitive advantage in the Class 8 truck market compared to those two?

Thomas Healey:

It’s really four things that fleets look at when they’re looking to adopt new technologies. In fleets, as I mentioned before, fleets are at a point today, they know they’re going to shift towards electric and they’re trying to figure out what electrified solution is going to be best for them. The first thing they care about is cost, right? Fleets operate on extremely slim profit margins. If they’re going to adopt a new technology, it has to save them money.

Thomas Healey:

The second is emissions, right? The goal towards electrification is that we’re going to be able to reduce the carbon intensity of the vehicle. The third is looking at infrastructure. How are you going to refuel these vehicles? How are the batteries going to get charged? Do you need new hydrogen stations or electric recharging stations? And then the third is the actual vehicle itself. Some of the competition is actually developing the entire truck from the ground up versus Hyliion’s approach. We’re just staying focused on the powertrain and leveraging the existing chassis from the conventional OEMs, like Freightliner and Volvo, to be able to ship our product to fleets. So it’s those four things.

Hyliion’s able to offer the lowest total cost of ownership. We have the only solution that has a net carbon negative emissions profile when using renewable natural gas. We already have an existing infrastructure of natural gas refueling stations for semi-trucks across the U.S., over 700 stations, and we’re leveraging the existing truck chassis.

So it’s those four things that really set us apart and why we believe the products that we’re bringing to market are going to be very widely adopted by fleets across the U.S. and internationally.

Ed Russell:

Great, well, all right, Thomas, one last question. You recently announced an impressive pre-order for a thousand fully electric powertrain trucks. Can you tell us a little bit more about that and maybe any other exciting news from Hyliion?

Thomas Healey:

Absolutely. A subsidiary of Agility Global Logistics, one of the leading logistics providers globally, placed a thousand unit pre order with us for the Hypertruck powertrain. They not only intend to use this technology here in North America, but also bring it overseas. From our standpoint, it’s a great launch partner to start rolling this technology out with. But then to have that ability to be able to bring it internationally will be a big win for Hyliion because this is truly going to be a solution that can have a global impact, not just a North American impact.

© 2020 Tortoise	www.tortoiseadvisors.com

We’re extremely excited to be working with Agility, but we’ve also experienced a tremendous amount of interest from other fleets. We’ve already started deploying our hybrid electric solutions with companies like Penske, and Ryder, Idealease, C.R. England. Some of the largest fleets here in North America are already running our electrified solutions. We plan on continuing to grow that customer base that we have, and in the years ahead here to be able to serve more fleets.

Ed Russell:

Hey, great. Thank you very much, Thomas. Back to Vince real quick. Vince, do you see Tortoise continuing to focus on this global energy transition?

Vince Cubbage:

Absolutely Ed. Look, during the last year, our team has met with over 200 companies in our search to find the right combination partner. We certainly believe we found that best option here with Hyliion. The technology, the solutions, the customer base. The customer Thomas talked about also made a large investment in the pipe transaction that we’re using to add capital to the balance sheet at closing. We believe that more and more companies will focus on energy transition. And along with that, we think there will continue to be opportunities in this space which are part of our broader teams’ effort in energy infrastructure, of sustainable infrastructure and social infrastructure. These companies are really looking to make the world a better place.

Ed Russell:

Thank you, Vince. Stephen, can you wrap up with some high level details on the deal with Hyliion and when you expect it to close?

Stephen Pang:

Sure, Ed. The pro forma enterprise value of this transaction, estimates to be $1.1 billion, assuming a $10 purchase price at the pipe offering. The company will also receive $560 million of proceeds through the combination of the pipe, along with cash held in trust, of the SPAC, assuming no shareholder redemptions. The transactions are also subject to customary closing conditions, and we expect the transaction to close around the end of the third quarter of 2020.

Ed Russell:

Thanks, Stephen. Thanks to all of you for joining us today and we look forward to bringing you more updates as this deal progresses.

Thank you for joining us. And stay tuned for our next cast. Have topics you want covered or other feedback to share? Write us at info@tortoiseadvisors.com.

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